Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement (No. 2-11318) on Form N-1A of Northeast Investors Trust of our report dated November 29, 2022, relating to our audit of the financial statements and financial highlights, which appear in the September 30, 2022 Annual Report to Shareholders, which are also incorporated into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Custodian and Independent Registered Public Accounting Firm" and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts

January 31, 2023

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